UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2026

4D Molecular Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39782	47-3506994
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5858 Horton Street #455
Emeryville, California	94608
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (510) 505-2680

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FDMT	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 24, 2026 (the “Closing Date”), 4D Molecular Therapeutics, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Agreement”) with Hercules Capital, Inc. (“Hercules”), providing for term loans in an aggregate principal amount of up to $200.0 million, subject to the terms and conditions set forth therein.

The Agreement provides for a senior secured term loan which matures on June 1, 2031 (the “Maturity Date”), for up to $200.0 million in term loans and consists of the following tranches (collectively, the “Term Loans”): (1) a Tranche 1A Loan of $20.0 million drawn on the Closing Date, (2) a Tranche 1B Loan of $30.0 million, which will be available at the Company’s election until June 15, 2027, (3) a Tranche 2A Loan of $12.5 million, subject to the occurrence of certain milestones, (4) a Tranche 2B Loan of $12.5 million, subject to the occurrence of certain milestones, (5) a Tranche 3 Loan of $50.0 million, subject to the occurrence of certain milestones, (6) a Tranche 4 Loan of $25.0 million, subject to the occurrence of certain milestones and (7) a Tranche 5 Loan of $50.0 million, available in the sole discretion of Hercules.

The Tranche 1A Loan bears interest at a floating rate based upon an annual interest rate of the greater of (i) the prime rate as reported in The Wall Street Journal plus 2.00% and (ii) 8.75%, payable monthly in arrears. All other tranches bear interest at a floating rate based upon an annual interest rate of the greater of (i) the prime rate as reported in The Wall Street Journal plus 2.50% and (ii) 9.25%, payable monthly in arrears. In no event shall the interest rate with respect to any advance exceed the annual interest rate that is 0.75% greater than the annual interest rate in effect on the date such advance was funded. The Company is required to pay an Initial Facility Charge of $500,000 and a Tranche Facility Charge equal to 1.00% of any advance for Tranche 2 through Tranche 5. The Company may elect to prepay the Term Loans in whole or, subject to certain conditions, in part prior to the Maturity Date with such prepayments being subject to certain prepayment and exit fees.

The Agreement contains customary affirmative and restrictive covenants, representations and warranties and events of default. The Agreement contains the following financial covenants: (i) a minimum cash covenant, which is tested beginning on the earlier of (x) January 1, 2028 (if aggregate borrowings exceed $25 million prior to such date) or (y) otherwise, the date on which aggregate borrowings exceed $25 million (or, if certain milestones are achieved, beginning on the earlier of July 1, 2028 if aggregate borrowings exceed $50 million prior to such date, or otherwise, the date aggregate borrowings exceed $50 million), requiring the Company to maintain cash equal to a specified percentage of outstanding obligations under the Agreement; provided that the minimum cash covenant is not tested on any day on which the Company’s market capitalization exceeds seven times the outstanding obligations under the Agreement; and (ii) if the Company makes a cash redemption of any permitted convertible debt, the Company must maintain cash equal to at least 125% of the outstanding obligations under the Agreement. Additionally, the Agreement contains a performance covenant that is tested beginning nine months after (x) FDA approval of the Company’s lead product candidate and (y) aggregate borrowings equal or exceed $75 million, requiring the Company to satisfy at least one of the following: (A) the Company’s market capitalization exceeds $750 million and the Company maintains cash in an amount equal to at least 50% of outstanding obligations under the Agreement; (B) the Company maintains cash in an amount equal to at least 125% of outstanding obligations under the Agreement; or (C) trailing six-month net product revenue from the Company’s lead product candidate is at least 70% of forecasted revenue for such period. Upon the occurrence of an event of default, the lenders may, among other things, accelerate the Company’s obligations under the Agreement (including all obligations for principal, interest and any applicable prepayment charges and end of term charges); provided that upon an event of default relating to certain insolvency, liquidation, bankruptcy or similar events, all outstanding obligations will be automatically accelerated.

The Company’s obligations under the Agreement are secured by substantially all of its assets, including its intellectual property. Certain of the Company’s future subsidiaries may, from time to time after the Closing Date, be required to guarantee the Company’s obligations under the Agreement and, in connection with such guarantee, pledge substantially all of their assets, including intellectual property, to secure such guarantee.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2026.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

4D MOLECULAR THERAPEUTICS, INC.

Date: June 29, 2026	By:	/s/ Kristian Humer
Kristian Humer Chief Financial Officer